UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 18, 2023(August 17, 2023)

Velo3D, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39757	98-1556965
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

511 Division Street
Campbell,	California	95008
(Address of principal executive offices)		(Zip Code)
(408) 610-3915
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	VLD	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	VLD WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Information.

Effective as of the close of business on August 17, 2023, the conversion rate applicable to the Senior Secured Convertible Notes due 2026 (the “Notes”) of Velo3D, Inc. (the “Company”) has been adjusted to 644.7453 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $1.55 per share of the Company’s common stock) from the initial conversion rate of 475.1722 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $2.10 per share of the Company’s common stock), which has been in effect since August 14, 2023. The adjustment to the conversion rate of the Notes was made pursuant to the definition of the term “Conversion Rate” in the Notes and occurred as a result of the average of the three daily volume-weighted average prices (“VWAPs”) of the Company’s common stock during the three trading day period ending on and including August 17, 2023 being lower than the initial conversion price.

Notice of the conversion rate adjustment will be delivered to holders of the Notes and U.S. Bank Trust Company, National Association, as trustee, in accordance with the terms of the Notes and the supplemental indenture governing the Notes.

For more information regarding the Notes, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2023.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Velo3D, Inc.
Date:	August 18, 2023	By:	/s/ Benyamin Buller
		Name:	Benyamin Buller
		Title:	Chief Executive Officer